Exhibit 14

                             AFP Imaging Corporation
                                 CODE OF ETHICS

1. INTRODUCTION.
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The success of AFP Imaging Corporation (the "Company") and its employees, in both their personal and their professional capabilities, depends upon the way in which they conduct themselves. Honesty, integrity and respect are the keys to that success. The Company requires that all employees adhere to the highest ethical standards as well as the policies set forth in the Company's "Employee Handbook", as amended from time to time.

This Code of Ethics is specifically established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that AFP Imaging Corporation establish a code of ethics (as of June 30, 2004) to apply to our principal executive officers, senior financial officer, principal accounting officer or controller, or persons performing similar functions (the "Senior Officers"), or to other individuals specifically engaged in employment by action of the Board of Directors.

Our Senior Officers should note that simply complying with applicable Laws or following widespread business practices might not be enough to comply with this Code of Ethics; it is therefore very important that our Senior Officers read and understand this Code of Ethics.

If any Senior Officer has a question regarding the Sarbanes-Oxley Act or this Code of Ethics, then that Senior Officer should contact the Company's legal counsel for guidance. If any Senior Officer has information, concerns, or suspicions regarding any illegal or unethical conduct by any other employee of the Company, then such Senior Officer should immediately contact the Company's legal counsel and the Board of Directors.

2. PURPOSE.
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The purpose of this Code of Ethics is to deter wrongdoing and to promote:

     (1) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     (2) Full, fair, accurate, timely, and understandable disclosure in the periodic reports and documents that the Company is required to file with the SEC or any other governmental agencies and in any public communications made by the Company;

     (3) Compliance with all applicable governmental laws, rules and regulations (the "Laws");

     (4) The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in this Code of Ethics; and

     (5)  Accountability for adherence to this Code of Ethics.


This Code of Ethics should be applied by our Senior Officers in good faith and with reasonable business judgment to enable the Company to achieve their operating and financial goals within the framework of the law.

3. POLICY.
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A. Ethical Standards of Conduct

Each of our Senior Officers shall:


     1. Follow the accounting principles and practices of the SEC and the Financial Accounting Standards Board ("FASB").
     2. Comply with all of the applicable obligations, responsibilities and requirements of the Sarbanes-Oxley Act of 2002, and all subsequent amendments or rules incorporated into said Act.
     3. Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports that the Company is required to file with the SEC. Prepare all books and records accurately and completely. It is the responsibility of the Senior Officers to promptly bring to the attention of the Board of Directors any material information, which he or she may become aware of that, effects the accuracy of the disclosures made by the Company in its public filings.


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     4.   Ensure that all assets and liabilities are properly set forth in the
          Company's financial records. Unrecorded or "off the books" funds or assets shall not be maintained under any circumstances. The Company's independent accountants will always be given full access to all Company information necessary for them to properly conduct any required audit of the Company.
     5. Promptly bring to the attention of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
     6. Refrain from intentionally concealing a material mistake in the Company's financial reporting. Any such mistakes will be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited and will be immediately brought to the attention of the Board of Directors.
     7. Promptly bring to the attention of the Board of Directors any information he or she may have concerning any actual or apparent material conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
     8. Comply with all applicable Laws, and, if necessary, promptly bring to the attention of the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business by the Company or any agent thereof.
     9. Strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.
     10. Avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Ethics. Any Senior Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment with the Company.

The Company will not excuse any violation of this Code of Ethics by a Senior Officer even if the violation was specifically requested or directed by another Senior Officer.

Each Senior Officer should inform the Board of Directors whenever a significant illegal, dishonest, or unethical act is discovered or suspected of another Senior Officer. No Senior Officer will be penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such Senior Officer is not a party to or responsible (alone or with others) for such acts.

Our Senior Officers should avoid conflicts of interests. A conflict of interest exists if a Senior Officer's actions are, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations or by actual or potential personal benefit or gain. If a conflict of interest is unavoidable it must be disclosed to the Board of Directors at the earliest opportunity. Conflicts of interests can arise with respect to financial and business interests, investments, relationships with suppliers, and the offering of prizes, samples, gifts, gratuities or incentives.

The Board of Directors will handle all confidential, anonymous submissions by the Company's employees for any concerns regarding questionable accounting, auditing matters or operational matters.

B.   Administration of the Code of Ethics
     ------------------------------------
      This Code of Ethics shall be administered as follows:

1.   Responsibility for Administration
     ---------------------------------
     The Board of Directors shall determine appropriate actions to be taken in the event of violations to the Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics Policy, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation. The Board of Directors will determine the appropriate action based on the relevant information, including the nature and severity of the violation, whether the violation appears to be intentional or inadvertent, and whether or not the violation was a single occurrence or repeated occurrence.

2.   Scope of the Code of Ethics
     ---------------------------
     The Board of Directors shall periodically review this Code of Ethics. As it deems necessary, they may make recommendations to ensure that (i) this Code of Ethics conforms to applicable Laws, (ii) this Code of Ethics meets or exceeds industry standards, and (iii) any weaknesses in this Code of Ethics or any of our other policies revealed through monitoring, auditing, and reporting systems are eliminated or corrected.


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3.   Waiver of Amendment of this Code of Ethics
     ------------------------------------------
     The Board of Directors may grant a specific, limited waiver of any provision of this Code of Ethics if they determine, based on available information that such a limited waiver is appropriate under the specific circumstances, and each fact situation will be a separate case. If the Board of Directors waives any provision of this Code of Ethics, then the Company shall make an immediate disclosure of such waiver in a manner permitted by applicable Laws. This Code of Ethics may only be amended by the Board.

4.   Monitoring and Auditing
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     Any information developed by our independent accountants in performing their audit engagement on behalf of the Company shall be made available to the Board of Directors as a means of monitoring compliance with this Code of Ethics.

5.   Reporting System
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     Any suspected violation of this Code of Ethics shall be promptly reported to the Board of Directors.

6.   Investigation of Violations
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     If the Company receives information regarding an alleged violation of this
     Code of Ethics, then the Board of Directors shall:

          (1)  evaluate such information as to gravity and credibility;
          (2) if necessary, initiate an informal inquiry or a formal investigation with respect thereto:
          (3) if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;
          (4)  if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and
          (5)  if appropriate, recommend changes to this Code of Ethics that the
               Board of Directors deems necessary or desirable to prevent similar violations of this Code of Ethics.

7.   Disciplinary Measures
     ---------------------
     The Board of Directors shall enforce this Code of Ethics through appropriate disciplinary actions. They shall determine whether violations of this Code of Ethics have occurred and, if so, shall determine the disciplinary actions to be taken against any Senior Officer who has violated this Code of Ethics. The disciplinary actions available to the Board of Directors include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Board of Directors shall include, in addition to the Senior Officer that violated this Code of Ethics, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a material violation and (ii) persons who withhold material information about a suspected violation of this Code of Ethics when requested to divulge such information.


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